Exhibit 99.1

NEWS RELEASE

Southcross Holdings LP             1717 Main Street, Suite 5200, Dallas, Texas 75201, 214-979-3720

Southcross Holdings LP Announces Bruce A. Williamson Appointed as Chairman of the Board

DALLAS, Texas, July 14, 2016 - Southcross Holdings LP (“Holdings”) announced today the appointment of Bruce A. Williamson as executive chairman of the Board of Directors of Holdings’ general partner, Southcross Holdings GP LLC.
Mr. Williamson was previously appointed as an independent director of Southcross Energy Partners GP, LLC, the general partner of Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross”), in April 2013. He will continue to serve on the board of Southcross’ general partner; however, given his additional role as a director of the general partner of Holdings, Mr. Williamson will no longer be an independent director of Southcross’ general partner and as such will resign from the audit, compensation and conflicts committees of that board.
“We are extremely pleased that Bruce is taking the role of executive chairman of the Holdings board, where his long-term involvement with Southcross and extensive industry experience will be an invaluable asset going forward,” said John E. Bonn, President and Chief Executive Officer of Southcross’ general partner.
Mr. Williamson has more than 35 years of industry experience. Most recently, he was the Chairman, President and Chief Executive Officer of Cleco Corporation, an energy services company, from 2011 through April 2016, when Cleco was sold to a private investor group. Prior to Cleco, he was the Chairman, President and Chief Executive Officer at Dynegy, Inc. from 2002 through 2011. Prior to Dynegy, Mr. Williamson was the President and Chief Executive Officer at Duke Energy Global Markets and prior to that was Vice President Finance and Corporate Development for PanEnergy after spending 14 years in various capacities largely in exploration and production for Royal Dutch Shell. Mr. Williamson also currently serves on the Board of Directors of Questar Corporation, an integrated natural gas company. Mr. Williamson received a bachelor’s degree in finance from the University of Montana and a master’s degree in business administration from the University of Houston.
Funds managed by EIG Global Energy Partners and Tailwater Capital each indirectly hold approximately one-third of Holdings common equity interests.
“Bruce brings significant experience in corporate development along with a proven track record of transactional and financial leadership to the role,” said Jason Downie, co-founder of Tailwater Capital.
Wallace Henderson, Managing Director of EIG Global Energy Partners, added “Bruce’s background will be crucial as we strategically evaluate the next phases of growth for Holdings.”
“I look forward to working with the Holdings board, sponsors EIG and Tailwater, and the company management team in my new role,” said Williamson. “The energy markets continue to present opportunities for growth due to the commodity market downturn, while the strong commitment of EIG and Tailwater provides a key differentiator.”
About Southcross Holdings LP
Southcross Holdings LP owns 100% of Southcross Energy Partners GP, LLC, the general partner of Southcross, as well as a portion of Southcross’ common units, all of Southcross’ subordinated units and all of Southcross’ Class B convertible units and incentive distribution rights. Holdings also owns natural gas gathering and treating assets as well as NGL pipelines and fractionation facilities in South Texas.

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation plants and approximately 3,100 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

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Contact:
Southcross Energy Partners, L.P.
David Lawrence, 214-979-3720
Investor Relations
InvestorRelations@southcrossenergy.com